EXHIBIT 5.1

August 13, 2009

Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, Texas 77024

Ladies and Gentlemen:

We have acted as counsel for Group 1 Automotive, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,000,000 shares of Common Stock, par value $.01 per share (the “Shares”), pursuant to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan (the “Plan”).

In connection with the foregoing, we have examined or are familiar with the (i) Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the corporate proceedings with respect to the issuance of the Securities, (iv) the Registration Statement on Form S-8 (File No. 333-42165) filed on December 12, 1997 covering the registration of 200,000 shares of common stock issuable under the Plan, (v) the Registration Statement on Form S-8 (File No. 333-70043) filed on December 31, 1998 covering the registration of 800,000 shares of common stock issuable under the Plan, (vi) the Registration Statement on Form S-8 (File No. 333-75754) filed on December 21, 2001 covering the registration of 500,000 shares of common stock issuable under the Plan, (vii) the Registration Statement on Form S-8 (File No. 333-106486) filed on June 25, 2003 covering the registration of 500,000 shares of common stock issuable under the Plan, (viii) the Registration Statement on Form S-8 (File No. 333-137081) filed on August 31, 2006 covering the registration of 500,000 shares of common stock issuable under the Plan, and (ix) such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents and (iv) each person signing the documents we examined has the legal capacity and authority to do so.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

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Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and when the Shares are issued in accordance with the provisions of the Plan, they will be validly issued and fully paid and non-assessable.

The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.